SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    March 5, 2010

CirTran Corporation
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State of Other Jurisdiction of Incorporation)

000-49654	68-0121636
(Commission File Number)	(IRS Employer Identification No.)

4125 South 6000 West, West Valley City, Utah	84128
(Address of Principal Executive Offices)	(Zip Code)

801-963-5112
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01         Entry into a Material Definitive Agreement

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Operating Officer

Effective March 5, 2010, Shaher Hawatmeh resigned as the Chief Operating Officer of CirTran Corporation (the “Company”).  As of the date of this Report, the Company had not yet hired a new Chief Operating Officer.

Separation Agreement

In connection with Mr. Hawatmeh's resignation from the Company, on March 5, 2010, the Company and Mr. Hawatmeh entered into a Separation Agreement (the “Separation Agreement”). An overview and summary of the Separation Agreement follows.  The summary of the terms and conditions of the Separation Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the agreement attached as an exhibit hereto.

Pursuant to the Separation Agreement, Mr. Hawatmeh and the Company terminated their employment relationship and released each other of all obligations and claims against each other.  In exchange for the release of claims by Mr. Hawatmeh, the Company agreed to pay certain amounts to Mr. Hawatmeh as separation pay and salary continuation.  Pursuant to the terms of the Separation Agreement, the Company shall pay to Mr. Hawatmeh, $210,000 payable over a one (1) year period.  The Company also agreed to pay for certain other benefits on behalf of Mr. Hawatmeh for a two (2) month period following his separation.

The Separation Agreement contains release language, non-solicitation obligations and other provisions.

As noted above, the foregoing summary of the terms and conditions of the Separation Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the agreement attached as an exhibit hereto, and which is incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Separation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CirTran Corporation

Date: March 11, 2010	By: /s/ Iehab Hawatmeh
Iehab J. Hawatmeh, President